EXHIBIT 10.1
Consulting Agreement, Departure Agreement, and Release
This Consulting Agreement, Departure Agreement, and General Release (“Agreement”) is made and entered into on the date last below written by and between Nerdy Inc., a Delaware corporation; Nerdy LLC, a Delaware limited liability company, and its related and affiliated entities, including Varsity Tutors LLC, a Missouri limited liability company (“Varsity”), and Live Learning Technologies Shared Resources LLC (“LLTSR”, and collectively with Nerdy Inc., Nerdy LLC, and Varsity, the “Company”), all with their principal place of business at 101 S. Hanley Rd., Suite 300, Clayton, Missouri 63105, on the one hand, and Heidi Robinson (“Executive” or “Consultant”), whose principal residence is Bainbridge Island, WA 98110, on the other. The Company and Executive are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
WHEREAS, Executive executed an Executive Services Agreement dated October 19, 2021 (the “Executive Services Agreement”); and
WHEREAS, the Executive Services Agreement amended and superseded the Prior Executive Agreement (as defined therein and hereinafter the “Prior Executive Agreement”) in accordance with the terms of the Executive Services Agreement; and
WHEREAS, the Executive Services Agreement was Section II of a document that included (and was also signed/initialed and dated October 19, 2021, hereinafter the “Omnibus”):
Section I.     Profits Interests Units (“PIU”) Rights, Earnout Shares, and Warrants Notice Acknowledgment, and Release (“Notice, Acknowledgment, and Release”); and
Section II.    Executive Services Agreement; and
Section III.    Schedule A(s): Converted PIUs and/or Cash Consideration (“Schedule As”);1 and
Section IV.    Schedule B: Earnout Shares and Warrants (“Schedule B”); and
WHEREAS, the Prior Executive Agreement related to Executive’s role as Chief Product Officer, which was Executive’s same role under the Executive Services Agreement (although prior to the Departure Date, as defined below, Executive also effectively assumed the role leading the human resources and recruiting functions); and
WHEREAS, neither Party provided formal Notice (as defined in the Executive Services Agreement) to terminate the Executive Services Agreement or otherwise communicated a termination of Executive’s relationship with the Company; however, Executive was advised that the Executive Services Agreement would be terminated without Cause, unless the Parties formalized a relationship not contemplated by the Executive Services Agreement whereby Executive would become a consultant and advisor exclusively to the Company for a set term (with certain exceptions as more fully described below) in return for the compensation and benefits hereunder, enhanced equity vesting, and certain post-separation benefits set forth in the Executive Services Agreement; and
WHEREAS, despite the informal notification that the Executive Services Agreement would be terminated by the Company without cause, the Company and Executive agree that this Agreement amends and supersedes the Executive Services Agreement in accordance with the terms of this Agreement, specifically memorializing the exclusive consulting and advisor relationship of Consultant with respect to Company, the terms and conditions of
1 The Schedule As in the Omnibus summarized the Subscription Agreements and Joinder documents entered into by Executive relating to the PIUs and the results of the transaction, setting forth (i) the number of PIUs held by Executive prior to the Business Combination, (ii) the Class B Shares and Nerdy LLC Units Executive received in exchange upon Closing, (iii) the Cash Secondary Payment Executive received after Closing and executing the Omnibus, and (iv) the vesting that applied to the Unvested Nerdy LLC Units Executive received. Capitalized terms not defined herein are taken from the Omnibus. There were five (5) Schedule As (each reflecting a separate grant of PIUs), of which (a) four (4) were four (4) year grants, two (2) of which fully vested (the July 18, 2016 grant that fully vested in July 2020 and the February 28, 2018 grants that fully vested in February 2022, respectively), with the other two (2) fully vesting in April 2023 and June 2024, respectively, and (b) one (1) grant with a five (5) year vesting schedules that does not fully vest until June 2024. The unvested Class B Shares at Continental are updated manually at or around the end of each month when they vest (and can be tracked through E*TRADE but the Class B shares themselves are actually held at Continental) and the vesting will continue to be updated in the ordinary course of doing so in the future (consistent with other holders of unvested Class B Shares and Nerdy LLC Units), unless forfeited.

the consulting and advisory relationship, and the terms and conditions of Consultant’s departure upon conclusion of the consulting and advisory relationship (all as more fully described below);2 and
WHEREAS, at the time of executing this Agreement, Executive’s title was Chief Product Officer and her Base Guaranteed Wage was $400,000 (on an annualized basis); and
WHEREAS, upon entering into this Agreement, Consultant shall become an advisor and consultant to the Company (and shall cease being an executive and an officer);3 and
WHEREAS, in accordance with the Notice, Acknowledgment, and Release, and Schedule As, Executive’s PIUs converted into Class B Shares of Nerdy Inc, and Nerdy LLC Units,4 as reflected in Schedule As, which also reflected the Vesting Schedule and the amount vested/unvested as of that date; and
WHEREAS, Executive received a grant of 400,000 restricted stock units (“RSUs”) on December 1, 2021, that was documented in a Restricted Stock Unit Award Grant Notice (“RSU Grant Notice 1”); and
WHEREAS, Executive received a grant of 258,979 RSUs on December 1, 2021, that was documented in a Restricted Stock Unit Award Grant Notice (“RSU Grant Notice 2”); and
WHEREAS, Executive received a grant of 628,571 RSUs on June 9, 2022, that was documented in a Restricted Stock Unit Award Grant Notice (“RSU Grant Notice 3” and collectively with RSU Grant Notice 1 and RSU Grant Notice 2, the “RSU Grant Notices”); and
WHEREAS, the RSU Grant Notices (and their respective vesting schedules) are reflected in Company’s stock administration provider, E*TRADE; and
WHEREAS, in accordance with Schedule B, Executive has 42,649 Class B Earnout Shares and 26,063 Class B Warrants; and
WHEREAS, Executive entered into a 10b5-1 Plan with a plan adopted date of June 14, 2022, a plan start date of September 24, 2022, and a plan end date of November 20, 2023, which was approved by Company and is currently in effect (the “10b5-1 Plan”); and
WHEREAS, all of Executive’s unvested equity is forfeited, other than the unvested equity that will not be forfeited as set forth herein once this Agreement is effective and while Consultant is engaged as a consultant and advisor to the Company hereunder (and thereby being in a service relationship), in which case Consultant’s previously granted Company equity subject to vesting on or before May 15, 2023 will continue to vest in accordance with the terms of those grants through May 15, 2023 (all as more specifically described herein); and
WHEREAS, if Consultant’s consulting and advising relationship with Company ceases for any of the reasons herein prior to May 15, 2023, Executive’s remaining unvested equity at the time the relationship ceases will cease vesting; and
WHEREAS, as of March 6, 2023, Executive has 134,283 unvested Class B Shares/Nerdy LLC Units with the vesting date and shares vested set forth in Continental and/or E*TRADE and all other Class B Shares/Nerdy LLC Units have vested, exclusive of any RSUs, warrants, and earnout shares that are tied to Class B Shares/Nerdy LLC Units and are separately addressed; and
WHEREAS, Executive was scheduled to have unvested Class B Shares/Nerdy LLC Units vest in accordance with their respective Schedule As (and as reflected in Continental and E*TRADE) on the dates and in the amounts indicated; however, all unvested equity as of the Departure Date is hereby forfeited, except the 32,375 Class B Shares/Nerdy LLC Units that are scheduled to vest on or before May 15, 2023 (all of which shall vest in accordance with their respective vesting schedules), if Executive executes this Agreement, does not revoke the Agreement, and is still in a service relationship with Company (as a consultant and advisor hereunder), or as otherwise provided in Sections 3, 5(b), and 9 herein; and
2 Only the terms that survive termination of the Executive Services Agreement will remain in effect.
3 For purposes of clarity, Executive was in a service relationship with Company prior to entering into this Agreement and will remain in a service relationship with Company as a consultant and advisor to the Company, subject to the terms and conditions herein.
4 For purposes of clarity, each Class B Share of Nerdy Inc., combined with one Nerdy LLC Unit is transferrable for one Class A Share of Nerdy Inc. (and must be maintained accordingly - e.g. they can only be transferred together in the same number for one Class A Share, which would be sold into the market).

WHEREAS, Executive was scheduled to have the RSU Grant Notices vest in accordance with their respective vesting schedules, provided any RSUs scheduled to vest after May 15, 2023 are forfeited hereunder, and, as it relates to those RSUs not forfeited (93,568 RSUs will remain subject to vesting in accordance with their vesting schedule) and subject to continued vesting hereunder, such vesting will continue to occur provided Executive is still in a service relationship with Company (as a consultant and advisor hereto), or as otherwise provided in Sections 3, 5(b) and 9 herein; and
WHEREAS, all Class B Shares/Nerdy Units and RSUs that are scheduled to vest after May 15, 2023 have been or shall be forfeited, as will all other unvested equity unless specifically identified herein as being subject to vesting hereunder; and
WHEREAS, Executive is currently subject to Company’s Insider Trading Policy (“ITP”) and will continue to be subject to the ITP during the term of Consultant’s relationship hereunder; and
WHEREAS, as more fully described herein, Executive shall be be subject to trading limitations on certain equity as more specifically set forth in Section 6 of the Agreement, in addition to whatever trading restrictions arise under the ITP, other than trades reflected in the 10b5-1 Plan; and
WHEREAS, Executive participated in the Company’s 401(k) Plan and will have whatever rights and obligations that exist under the terms and conditions thereunder as of the Departure Date (set forth below), including vesting of employer contributions; and
WHEREAS, Company and Executive desire to preserve the service relationship while altering the executive and officer relationship between them in a manner mutually beneficial to both Parties, including entering into this Agreement.
NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and promises set forth herein, the adequacy of which is acknowledged by each of the Parties, it is hereby agreed as follows.
1.Cessation of Executive Relationship and Benefits Continuation Information. Executive’s relationship with Company as an Executive and officer shall cease March 6, 2023 (“Departure Date”), at which point Executive shall cease providing executive (including officer) services to Company (other than in the context of any cooperation required in the Executive Services Agreement and hereunder related to Executive’s prior roles as an executive and/or officer) and shall begin Consultant’s relationship with Company as a consultant and advisor (and thereby remain in a service relationship with Company) through December 31, 2023, subject to the termination provisions in Section 9.
Executive shall have a waivable period of twenty-one (21) days after the date on which this Agreement is delivered to Executive to consider whether or not to execute this Agreement. Executive may accept the offer contained in the Agreement at any time within the twenty-one (21) day period by signing it and delivering it to Company, unless withdrawn by the Company prior to acceptance. If Executive does so, the twenty-one (21) day period automatically ceases. If Executive does not accept the offer prior to the end of the twenty-one (21) day period, it shall be automatically revoked. The Releases in this Agreement (Section 20 and 21) shall be effective as of the eighth (8th) day after it is executed by Employee (“Effective Date”), provided the Agreement is not revoked by Executive pursuant to the “Age Claim Waiver” provisions in the Section entitled “Age Claim Waiver.” Notwithstanding the preceding, if Executive timely revokes the Releases (in Sections 20 and 21), Company shall have no further obligation to Executive under this Agreement.
The insurance benefits elected and enrolled in by Executive as of the Departure Date shall terminate as of March 31, 2023, subject to the terms and conditions of the applicable plan documents, and thereafter shall be subject to continuation under federal or state law, as applicable. Executive will be notified in writing of the benefits that may be continued under COBRA or applicable state law, and of the terms, conditions, and limitations of such continuation (consistent with applicable law). As further consideration, Company agrees to reimburse Executive’s out of pocket COBRA expense for benefit continuation during the same time Executive provides consulting and advisory services to Company hereunder (not to go beyond reimbursement for such continuation through December 31, 2023, if the services go to full term), provided that Executive timely elects COBRA and promptly submits receipts to Company indicating proof of payment for any such month(s) for which Executive seeks COBRA reimbursement costs.
2.Commencement of Consulting and Advisor Relationship. Consultant agrees to provide the services set forth herein and will report directly to the Chief Executive Officer or as otherwise directed by the Chief Executive Officer in connection with the performance of services under this Agreement and shall fulfill any other duties reasonably associated with and requested by the Company in connection with the services. The consulting and advisor services provided by Consultant and the preparation of and the manner, means, and method of delivery of the services shall be developed solely by Consultant based on Consultant’s best judgments of the consulting and advisor services required to assist the Company. This includes human resources, recruitment, product, sales, supply, personnel matters, and other subject areas related to Executive’s tenure as Chief Product Officer and leading the human resources-related functions.
3.Independent Contractor. Consultant shall control and determine the method and means by which the services shall be rendered, including the preparation, content, and structure of the services and when, where, and how the services are to be provided and the sequence of providing the services. Consultant’s status under this Agreement is that of an independent contractor and not that of an employee, agent, or representative of Company for any purpose (other than as a holder of Company’s equity).
Nothing contained in this Agreement requires Company to utilize Consultant’s services; however, from the Departure Date through December 31, 2023 (the “Exclusivity Period”), Consultant shall exclusively provide services to Company hereunder, and Consultant shall not work for or provide services to any other person or entity, provided the Parties agree that Consultant may serve on a Board or work directly with family members, provided no such activities violate the other terms and conditions of this Agreement (including but not limited to any and all restrictive covenants under which Consultant is obligated to Company including those incorporated by reference from Section D of the Executive Services Agreement and the subsequent employer notification requirements in the ESA (hereinafter the “ESA Restrictive Covenants”)). If Consultant seeks to provide any other services during the Exclusivity Period, Consultant shall seek prior written approval from Company’s Chief Executive Officer, which approval can be granted or withheld at the Chief Executive Officer’s sole discretion.
The Parties will use commercially reasonable efforts to coordinate and schedule the services Consultant is providing hereunder in a manner that allows Consultant to pursue other personal activities. Company will use best efforts to recognize and accommodate Consultant’s scheduling of such other personal activities and to communicate with Consultant to schedule around such activities in a mutually beneficial manner. Nothing herein will be construed to create a partnership, joint venture, agency, or employment relationship between Consultant and Company.
This Agreement is NOT an employment agreement between Consultant and Company. Notwithstanding the foregoing, this Agreement shall have no effect on any part of any pre-existing or later entered into agreement by and between Consultant and Company regarding matters not addressed herein.
4.Professional Standards. Consultant acknowledges that many of the services are personal in nature and that the manner in which they are provided can affect the reputation of Company in the field of operating a live learning platform that seamlessly connects experts and learners in any subject, anywhere, anytime, and Consultant agrees to use commercially reasonable efforts to perform such services in a professional manner that one would expect from a professional.
5.Compensation. As full compensation for the services rendered by Consultant hereunder,
a. Company shall pay Consultant every other week the amount of approximately $15,384.61 (an annualized rate of $400,000, which actual payment amounts will be calculated consistent with Company’s usual payroll practices) through December 31, 2023, subject to the termination provisions in Section 9 and the terms associated with the particular type of termination; and
b. Consultant shall remain eligible to vest in 32,375 Class B Shares/Nerdy LLC Units and 93,568 RSUs (the “Continued Equity”), subject to: (x)(i) Consultant either remaining in service to Company pursuant to this Agreement on such vesting date or Consultant terminating this Agreement under Section 9(c) prior to such date, and (ii) Consultant satisfying Consultant’s obligations during the Exclusivity Period; (y) there not being a termination by Company under Section 9 during the Exclusivity Period; and (z) there not being a termination by Consultant under Section 9(d) during the Exclusivity Period. For the avoidance of doubt, Consultant will forfeit the Continued Equity if Consultant does not satisfy the terms of the Exclusivity Period or violates the ESA Restrictive Covenants (provided such Continued Equity would remain subject to forfeiture, clawback, or other remedies for breach of restrictive covenants as more fully described in Section 28).
6.Forfeiture of Remaining Unvested Equity. The Parties agree that all Class B Shares/LLC Units that are not scheduled to vest on or before May 15, 2023 and any RSUs that are not scheduled to vest on or before May 15, 2023 have been or shall be forfeited upon execution of this Agreement, as will all other unvested equity that is not specifically identified herein as being subject to continued vesting hereunder. During the term of this Agreement, Consultant shall not sell more than 100,000 of any shares from converted Class B Shares/Nerdy LLC Units or shares of Class A Common Stock issued upon settlement of RSUs during any seven (7) day period thereafter, unless currently reflected in the 10b5-1 Plan.
7.No Reimbursement of Expenses. Except as set forth herein, Company shall not be responsible for nor shall it reimburse Consultant for any expenses Consultant incurs in providing the services during the term of this Agreement, unless agreed to in writing by the Parties. Consultant’s sole compensation is set forth in the Section entitled “Compensation.”
8.Equipment and Tools. Consultant is an independent contractor and shall be fully responsible to provide all tools and materials necessary for Consultant to carry out the services, and Consultant shall ensure that Consultant possesses materials as are reasonably necessary for Consultant to provide the services in a complete and professional manner.
9.Term of Agreement; Termination. The term of this Agreement shall commence on the Departure Date and shall continue through December 31, 2023 unless sooner terminated in accordance with this Agreement. Regardless of the nature of the termination of this Agreement, Consultant shall and hereby does grant to Company in that event all right, title, and interest, including all United States and international copyrights and all other intellectual property rights in the services and work performed in the form in which they exist on the date of termination, which form shall not materially differ from the status described in any reports that Consultant has submitted to Company. Moreover, after termination of this Agreement Consultant agrees to fully cooperate with Company in all matters related to the winding up of Consultant’s pending obligations and the orderly transfer of any such pending obligations to other employees or contractors of Company, which shall not exceed ten (10) business days.
a.    The foregoing term notwithstanding, if Consultant is convicted of any crime or offense (other than with respect to traffic violations) or is reasonably determined to have engaged in serious misconduct in connection with the performance of the services, Company may terminate the Agreement immediately and without prior written notice to Consultant. Company may also terminate the Agreement upon written notice to Consultant if Consultant materially breaches any provision of this Agreement (or surviving provision of the Executive Services Agreement), including but not limited to the Exclusivity Period, or any non-disparagement, non-competition, non-solicitation, inventions, or proprietary rights and confidentiality provisions herein, referenced herein, or otherwise applicable) that, if curable, is not cured within ten (10) business days following written notice of such breach, which written notice shall set forth in reasonable detail the facts or circumstances constituting or giving rise to such material breach. If this Agreement is terminated by Company for any of the preceding reasons, Consultant shall be entitled to a total of three (3) months’ pay from the Departure Date (minus any amount previously paid pursuant to Section 5(a); but not less than zero) and the resulting equity treatment prescribed under the Continued Equity in Section 5(b) based upon the actual date of termination.
b.    If this Agreement is terminated by Company for any reason other than those set forth in Section 10(a), Consultant shall be entitled to any remaining amounts under Section 5(a) (minus any amount previously paid pursuant to Section 5(a)) and vesting of all Continued Equity in Section 5(b).
c.    Consultant may terminate this Agreement upon written notice to Company (pursuant to the Notice provision herein) if Company fails to timely remit when due payment required by Section 5 hereunder to Consultant, provided Company fails to cure the nonpayment issue raised in the notice within 15 business days, in which case Consultant shall be entitled to any remaining amounts under Section 5(a) (minus any amount previously paid pursuant to Section 5(a)) and vesting of all Continued Equity in Section 5(b).
d.    If this Agreement is terminated by Consultant for any reason other than the reason set forth in the preceding paragraph, Consultant shall be entitled to a total of three (3) months pay from the Departure Date (minus any amount previously paid pursuant to Section 5(a); but not less than zero).
e.    If Executive timely revokes the Releases (Sections 20 and 21), Company may terminate the Agreement without any further liability or obligation to Executive hereunder.
10.Contractor Tax Liability (post-Effective Date). Company shall not pay any federal, state, or local income tax, or any payroll tax of any kind and such taxes shall not be withheld or paid by the Company on Consultant’s behalf. Consultant acknowledges that Consultant shall not be treated as an employee with respect to the services performed under this Agreement for any purpose, including federal or state tax purposes. Consultant understands and agrees that Consultant is responsible to pay Consultant’s income tax in accordance with federal, state, and local law and that all withholdings for taxes and social security and other required payments to be made on Consultant’s behalf shall be Consultant’s sole responsibility. Consultant acknowledges that Company will file all required reports with the Internal Revenue Service and appropriate state and local agencies, which may include Form K-1 and/or Form 1099-MISC and related state and local filings, in accordance with Company’s practices and in conjunction with advice from its outside tax advisors.
11.No Benefits. Consultant is an independent contractor and Consultant shall not be eligible for or entitled to any of Company’s pension, health, or other fringe benefit plans, if any, or any other benefits that Company may extend to its employees from time-to-time. The only benefits to which Consultant shall be eligible for or entitled to will be as expressly identified in this Agreement. Company is not obligated to obtain workers’ compensation or unemployment insurance on behalf of Consultant. Consultant shall comply with workers’ compensation and unemployment insurance laws concerning Consultant’s business, if applicable.
12.Executive Cooperation. During the term of this Agreement Executive agrees to reasonably cooperate with and provide assistance to Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigations affecting Company, in which (in the reasonable judgment of Company) Executive’s assistance or cooperation is needed. If Company requests cooperation hereunder after the term of this Agreement, Company shall provide Consultant with reasonable compensation for such assistance, albeit the Parties acknowledge claims involving both Company and Executive may be treated differently depending on the particulars of the situation. The Company shall reimburse Executive for any and all reasonable expenses incurred by Executive in connection with such Company requested cooperation and assistance as it relates to cooperation solely for the benefit of Company (e.g. not if Executive is an independent party to or separately identified in any such proceeding), provided Executive notifies Company of such expenses before incurring them, obtains written approval from the Company regarding any such expenses, and agrees to reasonably coordinate with Company. The Parties further agree to pursue insurance coverage and consider a joint defense agreement, as appropriate, as well as providing Company the opportunity to incur such expenses directly (e.g. retaining counsel to represent the Company and Executive).
13.Executive Services Agreement; Departure Agreement. Consultant agrees to sign this Agreement (and the general release as required under the Executive Services Agreement) in order to be entitled to the benefits available to Executive in the event of a termination under the Executive Services Agreement. Consultant agrees that Consultant was not otherwise entitled to be engaged by Company as a consultant and advisor and was not otherwise entitled to the additional consideration set forth herein. The Compensation (as referenced in Section 5(a)) and the minimum three (3) month term of same (as referenced in Section 9(a) and 9(d)) includes and is in lieu of any accrued vacation, paid time off sick, or other paid leave to which Executive may have been entitled as of the Departure Date, as well as future bonuses, if any.
Except as otherwise provided herein, Executive shall not accrue any benefits, paid time off, vacation pay, 401(k) (including employee and Company contributions), holiday pay, personal days, etc. after the Departure Date. No other amounts are due Executive by Company, unless set forth herein.
14.Equity. The Parties agree that the number of Class B Shares/Nerdy LLC Units, Earnout Shares, Warrants, and RSUs held by Executive are accurately captured in this Agreement. Executive has no other equity in Company (other than what is set forth herein, assuming this Agreement is executed and not revoked).
15.Professional Accounting and Tax Services. Company hereby agrees to pay for Executive’s 2022 and 2023 tax years professional accounting and tax services provided by the Company’s tax accountant (currently E&Y, but Executive may instead use BDO if Executive has continued to use Company’s former tax accountant) in the same amount paid by Company for other current executives (for the 2021 tax year it was $7,900, but it is expected to return to $6,000 for all covered executives as the additional amount related to the 2021 transaction), to assist Executive with Executive’s accounting and tax filing related to Executive’s K-1 status with Company and determining Executive’s resulting tax obligations. Executive, like other current executives, will be responsible to pay any amounts beyond the set annual amount agreed to be paid by the Company for each executive (and each of the executives that have participated in this historically shall receive the same set amount). Executive has agreed to or hereby agrees to cooperate and authorize the Company to file a composite return for the 2022 and 2023 tax years and to timely reimburse the Company for any payments made by Company on Executive’s behalf related to the Company’s tax filings, provided Company will provide Executive documentation with respect to the amounts advanced and how calculated. Company hereby reserves its rights with respect to advancing such tax payments and seeking repayment of same under the Operating Agreement; however, Executive authorizes Company to withhold $1,315.00 per pay period5 from Executive’s Compensation to satisfy any tax payments made by Company on Executive’s behalf related to the 2022 and 2023 tax years (with such amounts reported in calendar year 2023 and 2024 tax filings, respectively). The Parties agree to reconcile the withheld amounts related to 2022 and 2023 tax years as part of the Company completing and submitting its 20226 and 2023 federal and state taxes, with the Company refunding to Executive the difference between the amount withheld and a lower actual amount and Executive paying to Company any amounts in excess of the amount withheld that were advanced by Company on behalf of Executive, if any, once the final tax returns for the 2023 tax year are submitted (which should be on or about April 15, 2024).
16.Tutoring Services. From the date of this Agreement through December 31, 2023, Executive may continue to use any hours of tutoring services available through Varsity’s platform that remained in Executive’s account as of the date this Agreement was executed (as Executive was entitled to 52 hours annually). For 2024, the Company shall provide Executive with 52 hours of tutoring services (with additional hours available for purchase at the friends and family rate in place at the time of purchase). For 2025, Executive shall be eligible for the friends and family rate established by the Company, at whatever rate is then available for purposes of friends and family pricing, provided Executive has executed or executes the then current version of the standard Terms of Customer Account Use, is compliant therewith, and that the platform and service is available where Executive resides.
17.Non-Admission of Liability. Company and Executive agree that nothing contained in this Agreement is an admission or evidence of any wrongdoing by any Party. This Agreement may not be introduced into evidence except in a proceeding to enforce it.
18.Non-Disparagement. Executive agrees that Executive will not at any time after the Departure Date and for 36 months thereafter disparage, criticize, or make any negative comments regarding the Company (including its directors, officers, employees, and representatives) or take or omit to take any action the effect of which is to criticize or otherwise disparage them in any way. The Company agrees (through its Chief Executive Officer and/or Chief Legal Officer) to direct a request to each then current board member and each then current officer within one week after the Effective Date that they not disparage, criticize, or make any negative comments regarding the Executive. Executive further agrees that Executive will not interfere in any manner with the business of Company, or its directors, officers, employees, or representatives. Nothing in this Section 18 shall prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal process.
19.Reinstatement and Professional Reference. Executive agrees that Executive does not wish, does not seek, and does waive any claim for reinstatement with Company and its successors and hereby agrees not to re-apply to Company at any time after this Agreement has been fully executed. Company will provide a neutral reference regarding Executive’s dates of service and title with Company, unless the reference is directed to Chuck Cohn, Company’s CEO, in which case a professional reference will be provided (in addition to supplying the information that would be provided as part of a neutral reference). Notwithstanding the preceding, with written consent and authorization from Executive, Executive may seek professional references from other representatives of Company (including officers and members of the Board of Directors), and those from whom such professional references are sought hereunder will not be prohibited from Company from providing such professional references.
20.Executive General Release. Executive, in consideration of the Compensation, Continued Equity vesting, and other valuable consideration outlined herein, and with the intent of binding Executive and Executive’s heirs, personal representatives, administrators, successors, and assigns, hereby releases, acquits and forever discharges Company and Company’s present, former, and future owners, directors, members, managers, officers, employees, agents, contractors, attorneys, divisions, subsidiaries, predecessors, successors, related companies, and members of all of them (the “Released Parties”), from
5 This is the same amount that was being held from Executive’s pay, per pay period prior to the Departure Date (reflected in pay statements as “personal tax” to address the same composite tax issue as set forth in this paragraph.
6 In the event Executive has a positive balance associated with the 2022 tax year, the positive balance will be rolled forward to cover tax advances made on Executive’s behalf for the 2023 tax year, all of which will fully reconciled in conjunction with the filing of the 2023 tax year taxes on or about April 15, 2024 (provided Company will do interim reconciliations and evaluate if an adjustment to withholdings is justified, at Company’s discretion).

and against any and all claims, charges, demands, rights of action, liabilities (including attorneys’ fees and costs actually incurred), judgments, jury verdicts, or lawsuits arising on or before the Effective Date, including but not limited to:
1.any and all claims related to Executive’s service with Company, including but not limited to, any and all actions arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq. (including the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Occupational Safety and Health Act, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Worker Adjustment Retraining Notification Act, 29 U.S.C. §2101 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Missouri Human Rights Act, §213.010 R.S.Mo. et seq., the Missouri Service Letter Statute, §290.140 R.S.Mo., retaliation for exercise of rights under the Missouri Workers’ Compensation Act, §287.010 R.S.Mo. et seq., the Missouri Equal Pay Law, §290.400 R.S.Mo. et seq., the Missouri Handicap Discrimination Statute, §209.150 R.S.Mo., the Missouri Genetic Testing Information Bias Law, §375.1300 R.S.Mo. et seq., the Missouri Smokers Rights Law, §290.145 R.S.Mo. et seq., and any other federal, state, or local law or regulation;
2.any and all rights to or claims for compensation (including, but not limited to, salary, severance or vacation pay, bonuses, incentives, pension, insurance, paid time off, or any other fringe benefits or compensation of any kind whatsoever) except as provided for in this Agreement, rights to or claims for liquidated damages, rights to or claims for reinstatement, rights to or claims for contract, compensatory, exemplary or punitive damages, rights to or claims for injunctive relief, rights to or claims for front pay, rights to or claims for expenses, costs, or attorneys’ fees; and
3.any and all claims that Executive now has, or may have, whether known or unknown, for any losses, damages or injuries whether anticipated or unanticipated, or which Executive’s heirs, personal representatives, administrators, successors, and assigns hereinafter can, shall, or may have, both known or unknown, against the Released Parties resulting from, arising out of or connected directly or indirectly with Executive’s service and agreements with Company and the termination thereof, including but not limited to, actual or implied breach of contract, violation of public policy, fraud, negligence, wrongful or retaliatory discharge, defamation, breach of any covenant of good faith and fair dealing, violation of any statutes, administrative rules, regulations or codes, misrepresentation of any kind, intentional infliction of emotional distress, negligent infliction of emotional distress, or any other claims sounding in tort, claims for punitive or consequential damages, and any claim or cause of action that could have been asserted therein, and any act, omission, transaction, dealing, conduct or negotiation of any kind in connection with Executive’s executive service with Company or service as an Officer of the Company or the termination thereof.
4.any and all claims relating to Executive’s role as an owner or member of Company, the Articles of Organization (including all versions thereof), the Operating Agreement (including all versions thereof), the Subscription Agreement and Joinder, the conversion of the profits interest units into Class B Shares and Nerdy LLC Units as part of the Business Combination, or arising out of any act or omission occurring prior to the date of this Agreement that could have been asserted in a court of law.
Executive hereby expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist. Executive further acknowledges, understands, and agrees that any claims Executive may have against the Released Parties are dropped for all purposes and all times. Company and Executive agree that to the extent Executive may have a right to file or participate in a claim or charge against Company that is not releasable, this Agreement shall not be intended to release, waive or otherwise extend to such a right, if any.
Notwithstanding anything to the contrary in the foregoing, this Release does not extend to the obligations created, confirmed, amended, or extended by this Agreement, including any claim to enforce this Agreement, and any claims that arise hereafter related to the equity memorialized herein, to the extent such claims or causes of action are initiated by another shareholder or member and arise out of actions or failures to act that affect more than one owner or member. Furthermore, this Release shall not extend to any claim arising out of actions that have been concealed and were not discoverable with reasonable due diligence prior to execution of this Agreement solely as it relates to Executive’s status as a shareholder, Company’s performance of this Agreement, or to any obligations created, confirmed, amended, or extended by this Agreement. Furthermore, this Release shall not extend to any claim for indemnification or fiduciary insurance pursuant to (i) the Articles of Organization (including all versions thereof), (ii) the Operating Agreement (including all versions thereof), or (iii) other agreements with the Company, provided any such claim shall be subject to the applicable terms and conditions of the applicable document/agreement (and subject to any statutory limitations).

21.Age Claim Waiver. Executive understands that there is included within the Release given by Executive in the immediately preceding section a release and waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”). In order to comply with the ADEA, Company hereby advises Executive as follows:
a.    Executive has the right, and is encouraged to, consult with an attorney prior to executing this Agreement.
b.    The waiver and release of rights and claims under the ADEA pertains only to rights and claims arising on or before the Effective Date of this Agreement, but not to rights and claims under the ADEA that arise after the Effective Date of this Agreement.
c.    Notwithstanding any other provisions hereof, the release of rights and claims in this Agreement shall not become effective until seven (7) days have passed following the date on which it is executed by Executive. During said 7-day period, Executive may revoke the release of rights and claims in this Agreement by notice in writing to Company (pursuant to the Notice provision herein), in which case the release of rights and claims in this Agreement shall be null and void and unenforceable by either party, and Executive shall not be entitled to receive the any consideration from Company whatsoever.
d.    Executive shall have a period of twenty-one (21) days after the date on which this Agreement is delivered to Executive to consider whether or not to execute it.
Executive represents and warrants that Executive freely and knowingly, and after due consideration and having the opportunity to consult with an attorney, enters into this Agreement intending to waive, settle, and release all claims Executive has or might have against Company as of the Effective Date. Nothing in this Agreement shall have the effect or be interpreted as having the effect of imposing any condition precedent, penalty, or other limitation adversely affecting Executive’s right to challenge the validity of the ADEA waiver and release.
22.Executive Covenant Not to Sue. Executive further understands that by signing this Agreement, Executive is agreeing to not file any claims or lawsuits against the Released Parties with any court or government agency. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, provided if Executive is requested to participate in any lawsuit, other proceeding, or investigation conducted by any government agency against any of the Released Parties, then to the extent permitted by law, Executive agrees to immediately notify Company’s Chief Legal Officer, unless prohibited from doing so by law. The Parties agree that to the extent, if any, Executive may have any non-waivable rights to file or participate in a claim or charge against any of the Released Parties, this Agreement shall not be intended to waive such a right. However, even if Executive has a right to file or participate in a claim (this waiver is not intended to cover whistleblower claims) or charge against any of the Released Parties, Executive agrees that Executive shall not obtain, and hereby waives Executive’s right to, any relief of any kind from such non-whistleblower claim or charge.
23.Executive Acknowledgements, Representations, and Warranties. As a material inducement for the Company to enter into this Agreement, Executive represents and warrants that, as of the date of this Agreement, Executive is aware of no liabilities, obligations, or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims that may become known or which arise only after the date of this Agreement and that result from actions, omissions, or occurrences of Executive, that Executive has not disclosed to Company.
1.Executive also acknowledges and agrees that Executive was paid all compensation that was due through the Departure Date (or as included herein) and that Executive has not been retaliated against for asserting rights or claims under local, state, or federal law.
2.Executive further represents and warrants that Executive has returned to Company all physical materials or media (of any style or format) containing (in whole or in part) versions or copies of software code, licensor code, licensor documentation, compiled code, source codes, etc. (including electronic copies of same or copies attached to e-mail messages), whether provided by Company or created by or for the benefit of Company.

3.Upon the termination of this Agreement, Executive will return all Confidential Information as that term is defined in the Executive Services Agreement to Company or Company’s counsel or will certify that Executive has permanently destroyed it.
4.Executive no longer has any profits interest units, which have been converted to Class B Shares and Nerdy LLC Units in accordance with the Notice, Acknowledgement, and Release.
5.Executive has not engaged in any business in competition with Company from its inception through the date of this Agreement and has not and will not own, operate, or conduct any business using any trademark or business name, or any name similar to or including any portion of Company’s name.
6.Executive has incurred no debt or obligation on behalf of the Company except those that Executive has specifically notified Company of in writing prior to the execution of this Agreement.
7.Executive authorizes the dismissal with prejudice of any and all pending claims, suits, or administrative charges hereafter brought by Executive that have arisen out of or in any way relate to any of the matters released herein to be entered on Executive’s behalf without further notice.
8.Executive has not undertaken any material actions or omitted to take any material actions that may interfere with Company’s future success.
9.There has been no “Change of Control” as that term is defined in the Executive Services Agreement prior to the Departure Date.
10.Executive was not otherwise entitled to the Continued Equity that is subject to vesting hereunder (and subject to the particular terms and conditions of this Agreement as it relates to same) and is not eligible for any acceleration of vesting of equity.
11.The Recitals to this Agreement are true and complete.
12.This Agreement is enforceable in accordance with its terms.
24.Confidentiality of Terms. Executive represents and agrees that Executive will keep the terms, amount, and fact of this Agreement and any prior offers of or demands for severance pay and all matters pertaining to Executive’s departure, including but not limited to the reasons therefore and the negotiations pertaining thereto, completely confidential, and will not disclose, divulge or publicize, directly or indirectly, to any third party the terms and conditions of this Agreement or any matters pertaining to Executive’s departure except as may be necessary to establish or assert rights hereunder or as may be required by law or applicable regulation; provided, however, that Executive may, on a confidential basis, disclose this Agreement to Executive’s spouse, financial advisors, and attorneys. Executive also acknowledges that the Company must file this Agreement under applicable securities laws.
25.Confidential Information. Executive will not at any time, except as it relates to providing consulting services hereunder, as authorized by Company in writing, or as required by any law, rule, or regulation after providing prior written notice to Company within sufficient time for Company to object to production or disclosure or quash subpoenas related to the same, directly or indirectly, use for Executive’s benefit or for the benefit of others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or company, any secret or confidential information, knowledge or data of Company or that of third parties obtained by Executive during the period of Executive’s relationship with Company, and such information, knowledge or data includes, without limitation, the following: (1) secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulations, compositions, processes, computer programs, and similar items or research projects involving such items, (2) secret or confidential matters of a business nature such as, but not limited to, marketing policies or strategies, information about costs, profits, marketing, customers, or experts, lists of customers or experts, personnel information, and financial information, and (3) secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing.
26.Return of Property. Any documents and property in any way related to Company, its employees and/or its customers shall be and remain the sole and exclusive property of Company (“Company Documents”) and any Company Documents in the possession of Executive will be returned to Company before the Effective Date and the return of such Company Documents shall be a condition precedent to the payment of the Compensation. The term “document” is used in the broadest sense and includes, but is not limited to meaning, any writing or recording, graphic or other matter, whether produced, reproduced or stored on any medium. Executive also swears and affirms that Executive has not retained for Executive’s own purposes or provided to any third parties any Company property that Executive created or obtained during the course of Executive’s relationship with Company, whether as original or copies. If Executive fails to return any Company hardware and/or software, Company may pause its obligations hereunder and shall not be obligated to provide any of the consideration hereunder,as well as pursue any and all other remedies available hereunder or at law.
27. ESA Restrictive Covenants. Executive expressly agrees and understands that the ESA Restrictive Covenants that survive termination remain in effect. Executive further agrees to the ESA Restrictive Covenants being incorporated herein by this reference and that such restrictions shall be binding during the term of this Agreement and the post termination terms therein shall be extended (or tolled) until the termination of this Agreement. For purposes of clarity, entering into this Agreement shall not constitute a termination of the Executive Services Agreement for purposes of the ESA Restrictive Covenants that survive by their terms, such that they will remain in effect during this Agreement (as Executive’s services hereunder during the term of the Agreement constitute a relationship with Company for purposes of the ESA Restrictive Covenants) and for the period of time set forth in the Executive Services Agreement after the relationship under this Agreement terminates.
28.Remedies and Indemnification. In the event of any breach of this Agreement by either Party, the Parties shall be entitled to all remedies provided at law or in equity. Certain rights set forth in this Agreement cannot be reasonably or adequately compensated by damages in an action at law, and Executive agrees that in such event, Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by Executive (including any and all remedies in the Section entitled “Specific Performance”).
Consultant further agrees that in the event Consultant breaches any of the restrictive covenants herein including the ESA Restrictive Covenants, Consultant shall forfeit, be responsible for the equivalent value of the Continued Equity, or the Continued Equity shall be subject to clawback, in addition to any other remedies the Company may pursue under this Agreement. Company shall have the right to determine what remedy or remedies to pursue hereunder at its sole discretion.
Additionally, Executive shall defend, indemnify, protect, and hold harmless Company (including its agents, members, employees, managers, officers, or assigns) from and against all claims, demands, liabilities, damages, losses and out-of-pocket expenses (including reasonable attorneys’ fees), orders, awards, caused by, as a result of or arising out of (i) Executive’s failure to perform any of the agreements, duties, or obligations of Executive contained in this Agreement or (ii) a breach of any agreement, covenant, representation, or warranty made by Executive in this Agreement. In addition to Company’s right to indemnification hereunder, Company shall also be entitled to a return of all but $50,000.00 of the Compensation paid to Executive as part of this Agreement as partial damages for any violation of Section 22 entitled the “Executive Covenant Not to Sue”, in addition to any other damages resulting therefrom and the specific performance available hereunder, provided to the extent Executive may have an unwaivable or non-releasable right to file or participate in a claim or charge of any kind in connection with Executive’s relationship with Company against any of the parties released hereunder, this Agreement shall not be intended to waive such a right. If Executive or anyone acting on Executive’s behalf initiates or prosecutes any administrative, judicial, or other action arising out of or in any way related to any claims, demands, damages, charges, or causes of action released in this Agreement, Executive shall reimburse Company for the full amount of the Compensation and Continued Equity vesting except for $50,000.00, and shall be liable for payment of all other costs and expenses, including reasonable attorneys’ fees, incurred by Company as a result of any such action or breach.
29.Entire Agreement, Amendments. Executive acknowledges and re-affirms that Executive remains bound by ESA Restrictive Covenants as set forth in Section 27,7 as well as the Nerdy LLC Second Amended and Restated Operating Agreement, which remains in full force and effect, except as expressly modified herein and to the documents governing Nerdy Inc. The provisions hereof, in conjunction with the surviving terms and conditions of the Executive Services Agreement and the Operating Agreement (including documents referenced therein or related thereto), constitute the entire and only agreements between the Parties with respect to the subject matter hereof and supersede all prior agreements, commitmen
7 The Company and Executive amended and superseded the Executive Services Agreement in accordance with the terms of this Agreement, specifically memorializing the consulting and advisor relationship of Consultant with respect to Company, the terms and conditions of the consulting and advisory relationship, and the terms and conditions of Consultant’s departure upon conclusion of the consulting and advisory relationship.

ts, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all Parties hereto.
30.Binding Effect; Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Varsity Tutors LLC, LLT, Nerdy Inc., are each a third party beneficiary to this Agreement and are each entitled to the rights and benefits hereunder and may enforce the provisions hereof as if any were a Party hereto. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.
31.Acknowledgement. Executive acknowledges that Executive has read this entire Agreement and fully understands its terms and conditions; that Executive was advised to obtain legal counsel and/or representation to review this Agreement and that Executive has had the opportunity to do so; that no other representations have been made to Executive other than those contained herein; and that Executive enters into this Agreement of Executive’s own free will and choice with no undue influence, fraud, pressure, duress, or coercion by Company.
32.Assignment. Neither Party shall sell, transfer, assign, or subcontract any right or obligation hereunder except as expressly provided herein without the prior written consent of each other Party. Any act in derogation of the foregoing shall be null and void.
33.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
34.Venue and Jurisdiction. Any action or proceeding relating to this Notice and the terms and conditions herein, the plan documents that govern the equity herein, or the transactions that are the subject of this Notice may be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in a U.S. federal court sitting in the State of Delaware, or if the U.S. federal courts do not have jurisdiction with regard to the matter, in a Delaware state court other than the Court of Chancery), and any applicable appellate court, but in no other court. Each Party (i) consents to the personal jurisdiction of each of those courts in any action or proceeding of the type described in the preceding sentence, (ii) agrees not to seek to transfer any such action or proceeding to any other court, whether because of inconvenience of the forum or for any other reason and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought. EACH PARTY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTICE.
35.Waivers. No waiver by any Party hereto of any condition or provision of this Agreement to be performed by another party shall be valid unless in writing, and no such valid waiver shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
36.Notice. All notices provided for in this Agreement shall be in writing and shall be given either (a) by actual delivery of the notice to the Party entitled thereto or (b) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the Party entitled thereto. The notice shall be deemed to have been received in case (a) on the date of its actual receipt by the Party entitled thereto or in case (b) two (2) days after the date of its deposit with the United States Postal Service. As it relates to notice to Company hereunder, in order to be effective, notice must be sent to either the Chief Legal Officer or the Chief Financial Officer of Company,
37.Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.

38.Specific Performance. The Parties mutually agree that Company shall be entitled to obtain specific performance and may sue in any court set forth in Section 34 of this Agreement to enjoin any breach, threatened or actual, of the covenants and promises contained in those provisions of this Agreement entitled “Non-Disparagement,” “Executive Covenant Not to Sue,” “Confidentiality of Terms,” “Confidential Information,” “Return of Property”, and “ESA Restrictive Covenants“; and that, in connection with any such litigation, Company may also sue to obtain damages for default under or breach of the provision of any of said provisions.
39.Costs and Expenses. If either Party shall commence a proceeding against the other to enforce and/or recover damages for breach of this Agreement, to the extent awarded by a judge or via court proceedings, the prevailing Party in such proceeding shall be entitled to recover from the other Party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be. The foregoing costs and expenses shall include reasonable attorneys’ fees.
40.Recitals and Definitions. The Recitals (and definitions set forth therein and throughout ) are hereby made a part of this Agreement and are incorporated fully herein.
41.Headings. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
42.Counterparts. This agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
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IN WITNESS WHEREOF, Executive has executed this Agreement and Company has caused this Agreement to be executed by its duly authorized representatives.

COMPANY:    Nerdy Inc., Nerdy LLC, Varsity Tutors LLC,
    and Live Learning
    Technologies Shared Resources LLC
Christopher C. Swenson, Chief Legal Officer

/s/ Christopher C. Swenson
Date: March 10, 2023

EXECUTIVE:    Heidi Robinson
/s/ Heidi Robinson
Date: March 10, 2023